EXHIBIT 4.3

                      INRANGE TECHNOLOGIES CORPORATION
                        EMPLOYEE STOCK PURCHASE PLAN

                         ESTABLISHMENT OF THE PLAN

The following constitutes the Inrange Technologies Corporation Employee Stock Purchase Plan, effective October 1, 2000. Inrange Technologies Corporation established this plan as part of its total compensation program for employees.

The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. The Company will encourage these purchases by making a contribution to purchase Common Stock for employees who have chosen to purchase stock and by paying certain expenses.

                                 ARTICLE I
                                DEFINITIONS

     1.1 "Administrator" means the Company or such other person or committee as may be appointed from time to time by the Company to supervise the administration of the Plan.

     1.2 "Board" means the Board of Directors of the Company.

     1.3 "Code" means the Internal Revenue Code of 1986, as amended from time to time. Any reference to any section of the Code shall be deemed to include any applicable regulations and rulings pertaining to such section and shall also be deemed a reference to comparable provisions of future laws.

     1.4 "Common Stock" means the $0.01 per share par value Class B Common Stock of the Company.

     1.5  "Company"   means  Inrange   Technologies   Corporation  and  any
Designated Subsidiary of the Company.

     1.6 "Company  Contributions"  means the contributions made pursuant to
Section 3.2 of this Plan.

     1.7 "Compensation" means the amount paid to an Employee while employed, including all base straight time gross earnings, payments for overtime, shift premium, incentive compensation, incentive payments, and bonuses. Compensation is determined before deductions for pre-tax contributions to employee benefit plans. It does not include reimbursements or other expense allowances, fringe benefits, moving expenses, welfare benefits, deferred compensation, or special payments.

     1.8 "Designated Subsidiaries" means any Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

     1.9 "Employee" means any individual employed by the Company, and on its payroll, regularly working at least forty (40) or more hours per week, who has attained the age of majority under the laws of the State of the Employee's residence. The term "Employee" excludes leased employees as described at Code Section 414(n), any employee covered by a collective bargaining agreement unless said agreement provides for his inclusion in the Plan and any person who became an employee of Inrange Technologies as a result of its acquisition of another business unless and until the corporate officer responsible for employee compensation and benefits has so determined. The term "Employee" shall not include any individual who is paid for services as an independent contractor and reported on a Form 1099, whether or not such individual is actually performing services as a common law employee of the Company or is retroactively recharacterized as a Common employee of the Company.

     1.10 "Payroll Deduction Authorization" means the agreement between the Participant and the Company under which the Company makes an after-tax deduction from the compensation of the Participant to be used to purchase Common Stock pursuant to an arrangement with the Stock Broker which will establish an account for each participant.

     1.11 "Plan" means this Employee Stock Purchase Plan.

     1.12 "Purchase Price" means the average amount paid by the Stock Broker for all shares of Common Stock of the Company purchased at prevailing market prices for all Participants for each pay period.

     1.13 "Subsidiary" means a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or hereafter organized or acquired by the Company or a Subsidiary.

     1.14 "Stock Broker" means Salomon Smith Barney or other stock broker chosen by the Company to administer this Plan.

                                 ARTICLE II
                       ELIGIBILITY AND PARTICIPATION

     2.1 Eligibility for Participation. Each Employee shall be eligible to participate in the Plan on the latest to occur of:

     (a)  the first day of employment;

     (b) the date specified in a collective bargaining agreement covering Employees who become Participants pursuant to the terms of such agreement, the relevant provisions of which are hereby incorporated by reference; or

     (c) the first hour of service credited to the Employee for the actual performance of duties once such Employee is reemployed after being laid off by the Company.

     2.2 Enrollment. Each Employee who wishes to participate in the Plan may do so by completing a Payroll Deduction Authorization and opening an account with the Stock Broker by:

     1. Executing a brokerage account authorization for the Stock Broker to establish the Employee's account;

     2. Completing a substitute IRS W-9 form, which is needed to certify that the Participant is not subject to backup withholding; and

     3. Forwarding all completed forms to the Company's Human Resources Department.

     2.3 Duration of Participation. When a person ceases to be an Employee for any reason, his or her Payroll Deductions Authorization shall cease and the former Employee shall no longer be a Plan participant. The former Employee's account with the Stock Broker will continue until it is closed by the former Employee.

                                ARTICLE III
                               CONTRIBUTIONS

     3.1 Employee  Contributions.  Participant  may elect,  by completing a
Payroll Deduction Authorization, to contribute a minimum of $5.00 per pay period, to a maximum of 10% of Compensation per pay period. All contributions shall be in whole dollar amounts designated by participating Employees.

     3.2 Company Contributions. The Company shall pay to the Stock Broker 15% of Employee payroll deductions. This amount constitutes additional taxable compensation for the Employee, with appropriate tax withholding made from the Employer's other compensation from the Company.

                                 ARTICLE IV
                              BROKER ACCOUNTS

     4.1 Accounts. The Company maintains no account or records with respect to Participants, but transfers Employee withholdings and Company contributions to the Stock Broker. The Stock Broker will open and maintain accounts for Participants in the Plan, accept contributions, and purchase whole and/or fractional shares of Common Stock for participating Employees. The relationship between the Stock Broker and Employees is the normal relationship of broker and client, and the Company has, and assumes no responsibility in this respect.

     4.2 Transmittal of Contributions. Amounts deducted pursuant to Payroll Deduction Authorizations as well as any Company contributions will be commingled and forwarded at the end of each month to the Stock Broker with a list of the amounts deducted for each Employee's account.

     The Stock Broker will maintain the Employee Accounts by crediting full and/or fractional shares, mailing statements after each transaction and sending annual reports, proxy statements and any other material issued by the Company to each stockholder of one or more shares.

     4.3 Purchase of Common Stock. Shares are purchased monthly and deposited in Employee accounts with the Stock Broker. The Stock Broker will purchase as many whole and/or fractional shares of Common Stock as the money deducted from Employee pay and Company matching contributions will allow. The price established for an Employee's account is the average purchase price of all shares purchased at the prevailing market prices for all Employees for each month. The Company will pay any brokerage fees, transfer fees, or other costs for purchases made through the Plan.

     4.4 Stock Certificates. Certificates for shares of common stock purchased under the Plan will be held by the Stock Broker in street name and not in an Employee's name, but will be issued and delivered to Employees upon written request and payment of the Stock Broker's charge for issuance of the certificates.

                                 ARTICLE V
                               DISTRIBUTIONS

     5.1 Voluntary Distributions. At any time, an Employee may instruct the Stock Broker to sell a part or all of the full shares and the fractional interest in shares held in the Employee's account. Upon request, the Stock Broker will mail to the Employee a check for the proceeds, less the brokerage commission and any transfer taxes, registration fee or other normal charges which are customarily paid by sellers of shares.

     5.2 Distribution Upon Employee's Death. Participants do not designate a beneficiary for their account with the Stock Broker. The balance of accounts is paid directly to a Participant's estate. Participants do have the option to open a joint account with right of survivorship with the Employee's spouse or any other person of legal age. In such event, the account would be held for the survivor by the Stock Broker after an Employee's death.

                                 ARTICLE VI
                                  REPORTS

     Individual accounts shall be maintained for each Employee who becomes a participant in the Plan by the Stock Broker. Statements of account shall be given to participating Employees by the Stock Broker monthly, which statements shall set forth the amount contributed with respect to an Employee, the Purchase Price, the number of shares purchased, and the remaining cash balance, if any. The total number of shares credited to the account shall also be provided with the monthly statement. No interest is paid on any cash balance in an Employee's account with the Stock Broker.

                                ARTICLE VII
                          AMENDMENT OR TERMINATION

     The Company may at any time and for any reason terminate or amend the Plan. The Stock Broker may also discontinue its services for the Plan upon written notice to Participants and the Company.

                                ARTICLE VIII
                               MISCELLANEOUS

     8.1 Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

     8.2 Stock Exchange Rules. All provisions of the Constitution, rules and regulations and all customs and usages of the Exchange or marketplace where transactions are executed, as from time to time in effect, shall apply.

     8.3 Direct Purchases. Purchases other than by payroll deductions may be ordered at any time by direct remittance of the amount to be invested to the Stock Broker. Such purchase orders and sales initiated and transmitted in writing will be executed at the opening of the market or as soon as practical thereafter, on the business day following receipt of a check for purchases or the sale order. Sell orders transmitted by phone will be immediately entered for execution.

     8.4 Dividends and Proceeds. The pro rata share of stock dividends and stock splits shall be credited to the account of each Participant. Cash dividends and proceeds of sales of rights and other distributions will be reinvested in additional shares of Common Stock unless Employees notify the Stock Broker to the contrary in writing. In the absence of receiving timely instructions respect to tender or exchange offers, the Stock Broker will not respond to the offer.

     8.5 Commissions. Commissions on purchases other than by payroll deductions and on sales will be charged to Employees at the special plan rates prevailing at the Stock Broker at the time of the transaction. The Company pays commissions and other expenses related to the purchase of Common Stock pursuant to a Payroll Deduction Authorization.

     8.6 Withdrawal of Shares. Participating Employees may direct that all or part of the shares be sold or that a certificate for all or part of the full shares held be registered in the Employee's name and mailed to the Employee, subject to the Stock Broker's certificate withdrawal fee.

     8.7 Company Information. Copies of annual reports, proxy statements and any other material issued to stockholders will be mailed to participating Employees, provided the balance in their account with the Stock Broker is one share or more.

     8.8 Available Shares. The total number of shares of the Company's Class B Common Stock available for purchase is 55,000 shares, which number shall be adjusted to reflect any stock split, recapitalization or similar corporate change.